Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172039, 333-164416, 333-164415, 333-122136, 333-122137, 333-03201, 333-75187, 333-75189, 333-71631  and 333-118033 on Form S-8 of our reports dated November 30, 2012, relating to the consolidated financial statements and financial statement schedule of Courier Corporation, and the effectiveness of Courier Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Courier Corporation for the year ended September 29, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 30, 2012